Exhibit 5.1

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File No. 035342-0025
Broadcom Corporation
16215 Alton Parkway
Irvine, California 92618
Re: Registration Statement on Form S-8 of an aggregate of 28,009,053 shares of Class A Common Stock, par value $0.0001 per share, of Broadcom Corporation
     Ladies and Gentlemen:
     In connection with the registration by Broadcom Corporation, a California corporation (the “Company”), of an aggregate of 28,010,765 shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Shares”), which Shares include (i) an additional 24,872,884 shares of the Company’s Class A Common Stock issuable under the Broadcom Corporation 1998 Stock Incentive Plan, as amended and restated (the “Broadcom Incentive Plan”), (ii) an additional 2,939,778 shares of the Company’s Class A Common Stock issuable under the Broadcom Corporation 1998 Employee Stock Purchase Plan (the “Broadcom ESPP”), as amended and restated, (iii) 159,675 shares of the Company’s Class A Common Stock issuable under the Siliquent Technologies Inc. 2001 Omnibus Stock Option and Restricted Stock Incentive Plan, as amended, including the sub plan thereto, the Stock Option and Restricted Stock Incentive Plan for Israeli Employees-2003, and assumed by the Company (the “Siliquent Plan,” and together with the Broadcom Incentive Plan and Broadcom ESPP, the “Plans” and each a “Plan”), and (iv) the resale of 36,716 shares of Class A common stock issued by Broadcom in connection with the Company’s acquisition of Siliquent Technologies Inc. exchange for shares of restricted capital stock of Siliquent Technologies Inc. issued under the Siliquent Plan (the “Resale Shares”) under the Securities Act of 1933, as amended, on Form S–8 filed with the Securities and Exchange Commission on August 22, 2005 (the “Registration Statement”), you have requested our opinion set forth below.
     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken, and proposed to be taken, by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. As to facts material to the opinions expressed herein, we have, with your consent, relied upon written statements and representations of officers and other representatives of the Company.
     We are opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of California and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

     Subject to the foregoing, it is our opinion that as of the date hereof: (i) the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the applicable Plan and the Registration Statement, will be validly issued, fully paid and non-assessable; and (ii) the Resale Shares have been duly authorized by all necessary corporate action of the Company, and have been validly issued and are fully paid and non-assessable.
     We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Latham & Watkins LLP